EXHIBIT 10.1

EXECUTION COPY

AMENDED AND RESTATED INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

THIS AMENDED AND RESTATED INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into effective as of July 31, 2010 (the “Effective Date”), by and between Motorola, Inc., a Delaware corporation (“Motorola”), and Motorola Mobility, Inc., a Delaware corporation and wholly-owned subsidiary of Motorola (“Mobility”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in Article 1 of that certain Master Separation and Distribution Agreement effective as of July 31, 2010 (the “Separation Agreement”), by and among Motorola, Mobility and Motorola SpinCo Holdings Corporation, a Delaware corporation and wholly-owned subsidiary of Motorola (“SpinCo”).

RECITALS

WHEREAS, pursuant to the Separation Agreement, Motorola, SpinCo and Mobility have agreed to separate the MD Business and the Home Business (collectively, “Transferred Businesses”) from Motorola by contributing or otherwise transferring, and causing certain of its Subsidiaries to contribute or otherwise transfer, (i) certain Assets and Liabilities associated with the Transferred Businesses, including the stock or other equity interests of certain of Motorola’s Subsidiaries dedicated to the Transferred Businesses, to Mobility and certain of its Subsidiaries or entities that will become its Subsidiaries prior to the Distribution (the “Mobility Contribution”), and (ii) following the Mobility Contribution and the consummation of certain related reorganization transactions but in any event prior to the Distribution, certain Assets and Liabilities associated with the Transferred Businesses, including shares of capital stock of Mobility and stock or other equity interests of Motorola Mobility Japan Limited, to SpinCo;

WHEREAS, in connection with the Mobility Contribution and pursuant to the Separation Agreement, Motorola desires to contribute or otherwise transfer and assign, and to cause certain of its Subsidiaries to contribute or otherwise transfer and assign, certain Intellectual Property of the Motorola Group associated with the Transferred Businesses to Mobility;

WHEREAS, in connection therewith, this Agreement is intended to effect the transfer of certain Transferred Assets held by Motorola to Mobility; and

WHEREAS, it is intended that the transactions contemplated by this Agreement will qualify as a tax-free transaction for U.S. federal income tax purposes pursuant to Section 351 of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Assigned Copyrights” means: (a) all Copyrights in and to the Assigned Technology; (b) all renewals and extensions thereof; and (c) all rights with respect to such Copyrights.

1.2 “Assigned Intellectual Property” has the meaning set forth in Section 2.1 (Assigned Intellectual Property).

1.3 “Assigned Mask Works” means: (a) those Mask Works fixed by Motorola that are embodied exclusively in a product of the Transferred Business and any mask work protection available to Motorola in those Mask Works; and (b) all rights with respect to such Mask Works.

1.4 “Assigned Patents” means all Patents set forth on Addendum A. The Patents on Schedule 1(B) of Addendum A are currently held by existing subsidiaries of Motorola, Inc., who will become subsidiaries of Mobility by virtue of the Mobility Contribution (as such term is defined in the Separation Agreement), and are not being affirmatively assigned to Mobility hereunder. Such Patents have been included on the Schedule of Assigned Patents for clarification and completeness only.

1.5 “Assigned Technology” means: (i) any and all portions of Motorola Technology (other than Assigned Mask Works): (a) used exclusively or held for use exclusively in the Transferred Businesses; (b) allocated to Mobility under Schedule 3 of Addendum A; or (c) that is Jointly Owned Technology (but only to the extent of Mobility’s undivided one-half interest); and (ii) all rights with respect to such Technology.

1.6 “Copyrights” means: (a) any rights in original works of authorship fixed in any tangible medium of expression as set forth in 17 U.S.C. § 101 et. seq.; (b) all registrations for and applications to register the foregoing anywhere in the world; (c) all foreign counterparts and analogous rights anywhere in the world; and (d) all rights in and to any of the foregoing.

1.7 “Group” means either the Motorola Group or the Mobility Group, as the context requires.

1.8 “Intellectual Property” means all rights in Copyrights, Patents, Mask Works, Technology and any other proprietary rights relating to intangible property anywhere in the world, and all registrations and applications related to any of the foregoing and analogous rights thereto anywhere in the world, but excluding all rights in Trademarks.

1.9 “Jointly Owned Technology” is defined in Schedule 3 of Addendum A.

1.10 “Jointly Owned Technology IP” means, individually and collectively: (i) any Jointly Owned Technology Patent and (ii) any Non-Patent Intellectual Property Right in or to any Jointly Owned Technology.

1.11 “Jointly Owned Technology Patent” means any patent application filed by a party alone or in agreement with the other party after the Effective Date to secure patent rights claiming any Jointly Owned Technology and any patent issued from any such patent application, but no Patent claiming any Technology that was disclosed as an invention in an invention disclosure existing on the Effective Date. For the avoidance of doubt, any Patent claiming any Technology that was disclosed as an invention in an invention disclosure existing on the Effective Date shall be owned by the owner(s) of such invention disclosure, including, if applicable, the party or parties to whom such invention disclosure has been assigned under Schedule 3 of Addendum A.

1.12 “Mask Work” means: (a) any mask work, registered or unregistered, as defined in 17 U.S.C. §901; (b) all registrations for and applications to register the foregoing anywhere in the world; (c) all foreign counterparts and analogous rights anywhere in the world (including, without limitation, semiconductor topography rights); and (d) all rights in and to any of the foregoing.

1.13 “Mobility Group” means Mobility, each Subsidiary of Mobility as of the Effective Date, each Person that will become a Subsidiary of Mobility pursuant to the Mobility Contribution, and each Person that will become, from and after the Distribution, an Affiliate of Mobility (including, for purposes of this definition, SpinCo).

1.14 “Motorola Technology” means any and all Technology that exists as of the Effective Date and that, immediately prior to the Effective Date, is owned by Motorola or any of its Affiliates, including any of its business units and divisions. The term includes any and all Technology owned or controlled by any Motorola Affiliates under which Motorola or any of its Affiliates has the right to grant any of the assignments of the type and on the terms granted in this Agreement.

1.15 “Non-Patent Intellectual Property Right” means all rights in Copyrights, Mask Works, Technology and other intangible property anywhere in the world, and all registrations and applications relating to any of the foregoing and analogous rights thereto anywhere in the world, other than any right in any Patent or any Trademark.

1.16 “Patents” means: (a) patents and patent applications, worldwide, including all divisions, continuations, continuing prosecution applications, continuations in part, reissues, renewals, reexaminations, and extensions thereof and any counterparts worldwide claiming priority therefrom; utility models, design patents, patents of importation/confirmation, and certificates of invention and like statutory rights; and (b) all right in and to any of the foregoing.

1.17 “Registered Intellectual Property” means Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any governmental or quasi-governmental agency or non-governmental registrar (whether provisional, supplemental, or otherwise), anywhere in the world.

1.18 “Software” means computer programs, whether embodied in software, firmware or otherwise, including, software compilations, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion) including any and all: (a) media on which any of the foregoing is recorded; (b) forms in which any of the foregoing is embodied (whether in source code, object code, executable code or human readable form); and (c) translation, ported versions and modifications of any of the foregoing.

1.19 “Technology” means any and all technical information, Software, specifications, drawings, records, documentation, industrial designs, works of authorship or other creative works, ideas, knowledge, know-how, Trade Secrets, invention disclosures or other data including works subject to Copyrights and Mask Works (but does not include Trademarks or Patents).

1.20 “Trademarks” means: (a) trademarks, service marks, logos, trade dress and trade names, and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise); (b) all registrations and applications to register the foregoing anywhere in the world; (c) all goodwill associated therewith; and (e) all rights in and to any of the foregoing.

1.21 “Trade Secrets” means trade secrets and all other rights in or to confidential or technical information.

ARTICLE 2

ASSIGNMENT AND TRANSFER OF INTELLECTUAL PROPERTY

2.1 Assigned Intellectual Property. In accordance with this Agreement, Motorola hereby sells, assigns, conveys, transfers and agrees to deliver to Mobility, and Mobility hereby receives and accepts from Motorola, with effect as of the Effective Date:

(a) all right, title and interest in the United States and throughout the world of the members of the Motorola Group in and to the following (collectively, the “Assigned Intellectual Property”), and any part, component, aspect, element and right thereof: all Assigned Patents, Assigned Copyrights, Assigned Mask Works and Assigned Technology including, without limitation, the Intellectual Property listed and described in Addendum A, and all tangible embodiments of any of the foregoing, in any form and in any media, in the possession of any member of the Motorola Group or other Persons engaged or retained by any member of the Motorola Group, subject to all licenses and covenants not to assert with respect to any of the foregoing entered into prior to the Effective Date;

(b) the exclusive right to exercise, exploit, assign, transfer, commercialize, develop, improve, and grant rights and licenses under and with respect to any of the Intellectual Property referenced in Section 2.1(a), and to sue or otherwise enforce, and continue any suit or other enforcement, for any infringement occurring before or after the Effective Date as well as all statutory, contractual and other claims, demands, and causes of action for royalties, fees, or other income from, or infringement, misappropriation or violation of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, and/or accruing after, the Effective Date; and

(c) the exclusive right to file, continue, discontinue, prosecute, abandon, maintain, cancel, let expire, apply for and obtain statutory rights and registrations with respect to any Intellectual Property referenced in Section 2.1(a), including without limitation any Intellectual Property: (i) conceived, developed or reduced to practice prior to the Effective Date solely by individuals who were employees of Motorola or any Affiliate of Motorola who worked in or were assigned to the Transferred Businesses immediately prior to the Effective Date and become Mobility employees after the Effective Date, even if the applicable Mobility employment agreement is not signed by such individuals (“Transferred Employees”), and (ii) unless otherwise agreed by the parties, conceived, developed or reduced to practice solely by Transferred Employees after the Effective Date, in the United States and anywhere else in the world;

provided, however, that the rights in this Section 2.1 are subject to Sections 3.3 through 3.7 regarding any Jointly Owned Technology and any Jointly Owned Technology IP.

2.2 Mandatory Laws. If and to the extent that, as a matter of law in any jurisdiction, ownership, title, or any rights or interest in or to any of the Assigned Intellectual Property cannot be assigned as provided in Section 2.1, (i) Motorola irrevocably agrees to assign and transfer, and hereby assigns and transfers to Mobility all rights (including, without limitation, all economic and commercialization rights) that can be assigned pursuant to Section 2.1 to the fullest extent permissible, and (ii) Motorola irrevocably agrees to grant, and hereby grants, Mobility an unlimited (except as provided otherwise in the Intellectual Property License Agreement), exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any rights to Assigned Intellectual Property that cannot be assigned as contemplated by Section 2.1.

ARTICLE 3

JOINTLY OWNED TECHNOLOGY

3.1 Jointly Used Existing Technology. In accordance with the procedure set forth in Schedule 3 to Addendum A, the parties will agree upon an allocation of ownership of any Jointly Used Existing Technology solely and exclusively to either Motorola or Mobility. To the extent that ownership of any Jointly Used Existing Technology is not allocated solely and exclusively to either Motorola or Mobility, then such Jointly Used Existing Technology shall be deemed to be Jointly Owned Technology, and both parties shall jointly own an undivided one-half interest in all ownership rights, title, and interest in and to any Non-Patent Intellectual Property Rights therein or thereto (but in each case not extending to any pre-existing, separately owned Intellectual Property that may be included in or underlying such Jointly Owned Technology or Intellectual Property that is otherwise allocated solely to either party pursuant to this Agreement, and without prejudice to any rights of any third party therein or thereto). Each party shall own an equal one-half ( 1/2) undivided interest in and to all Jointly Owned Technology, subject to the following terms and conditions in this Article 3.

3.2 Right to Use Jointly Owned Technology. Each party shall have the right to use, commercialize, and exploit any Jointly Owned Technology if, when, as and to the extent that such party decides in its sole discretion, without need for any notice to, or consent or approval by, the other party, including, without limitation, using, offering, selling, leasing, otherwise disposing of, importing, and exporting any product or services, and reproducing, distributing, creating Derivatives from, performing, and displaying any work, and otherwise exercising any Non-Patent Intellectual Property Rights constituting Jointly Owned Technology. Neither party shall have any obligation or liability to the other party to account for, or provide an accounting of, or be liable for all or any part of, any revenue, royalties, income, profits, or other returns or results from any of its use, commercialization or exploitation of any Jointly Owned Technology, and such other party shall have no right, title, interest, entitlement, or expectation of any kind therein or thereto. Each party hereby expressly waives any right to any accounting or share of any such revenue, royalties, profits or other returns or results to which such party may be entitled on the basis of its co-ownership of the Jointly Owned Technology, under copyright and other Non-Patent Intellectual Property Rights. Neither party shall have any obligation or liability for or in connection with any obligation, liability or penalty of the other party, including, without limitation, any infringement by or alleged against such other party, in connection with such other party’s use, commercialization or exploitation of any Jointly Owned Technology. Notwithstanding the foregoing, a party may only use any Trademark that is part of any Jointly Owned Technology only after, and in accordance with, any quality control policy or guideline established by the parties for the use of such Trademark, and in accordance with any separate agreement between the parties related to Trademarks.

3.3 Transfer of Jointly Owned Technology. Each party may transfer, assign, or convey its co-ownership interest in, or grant any non-exclusive licenses to, any Jointly Owned Technology to any third party without any notice or consent of the other party. Any transferee, assignee, or conveyee of such co-ownership interest shall agree in writing to the provisions, and to comply with the provisions, set forth in this Article 3. The parties expressly agree this Agreement does not constitute an “agreement to the contrary” as defined in 35 U.S.C. § 262.

3.4 No Inter-Party Claims. The parties agree that neither party shall (i) assert or allege, or bring any claim, action, litigation or proceeding against the other party for, or asserting or alleging, any infringement of any Jointly Owned Technology IP as a result of such other party’s exercise of any rights under this Article 3 regarding the Jointly Owned Technology; or (ii) admit or agree to any invalidity or unenforceability of any Jointly Owned Technology Patent or the unenforceability of any Jointly Owned Technology IP other than a Jointly Owned Technology Patent; provided that nothing in this Section 3.4 shall: (aa) restrict, limit or abrogate any rights or remedies which a party may have against the other Party under or with regard to any breach of this Agreement, and (bb) for the avoidance of doubt, prevent giving factual evidence in any dispute involving any Jointly Owned Technology IP.

3.5 Right to Derivatives. Each party that acquires, develops, discovers, conceives, reduces to practice, authors, or creates any Derivative from any Jointly Owned Technology shall be the sole and exclusive owner (without prejudice to any rights of any third party in or to any such Derivative) of such Derivative, and the other party shall have no right, title, interest, license, entitlement, or expectation in or to such Derivative other than the co-ownership of any Intellectual Property rights that are part of the Jointly Owned Technology and cover such Derivative or part thereof.

3.6 Protection of Jointly Owned Technology. The parties shall mutually agree on the filing and prosecution of any patent application and maintenance of any patent claiming, and the application for and obtaining registrations for any other Intellectual Property rights protecting, any Jointly Owned Technology. Unless the parties agree otherwise, if the parties agree to make any such filing or application or to obtain any patent or registration, the parties shall equally bear the cost and expenses in connection with such filing, application, patent, or registration. To protect the Trade Secrets in any Jointly Owned Technology that comprises or is the subject of a Trade Secret, each party shall make such reasonable efforts to maintain its secrecy as such party makes for its own solely owned Trade Secrets of similar character and shall not unreasonably or in bad faith disclose any such Jointly Owned Technology without efforts that are reasonable under the circumstances to maintain its secrecy.

3.7 Enforcement of Jointly Owned Technology. Each party shall cooperate with the other party in the protection of, or with regard to procuring any protection of, any Jointly Owned Technology. The parties shall mutually agree on any action to enforce such Intellectual Property right. If any action is taken by mutual agreement of the parties against such infringement or violation, unless the parties agree otherwise in writing, each party shall bear one-half ( 1/2) of the reasonable and necessary costs and expenses, and receive one-half ( 1/2) of any reward, payment, damages, and other monetary benefits, arising from or in connection with such action. If a party requests in writing to the other party that the parties take action against any such infringement or violation and the other party declines or does not agree within sixty (60) days to take any action, the requesting party is free to pursue any lawful action against such infringement or violation as the requesting party decides in its sole discretion, provided that the requesting party shall bear all costs and expenses, and may retain without sharing with the other party all rewards, payments, damages, and other benefits, in connection with any such action. The other party shall provide such reasonable assistance as necessary for the requesting party to pursue such lawful action. The requesting party shall promptly reimburse the other party for all reasonable and necessary costs incurred by such other party as a result of such assistance.

ARTICLE 4

NO REPRESENTATIONS OR WARRANTIES

MOBILITY ACKNOWLEDGES AND AGREES THAT: (A) NO MEMBER OF THE MOTOROLA GROUP IS MAKING IN THIS AGREEMENT (OR ANY OTHER AGREEMENT CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE) ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE CONDITION, QUALITY, MERCHANTABILITY, VALIDITY, ENFORCEABILITY OR FITNESS OF ANY ASSIGNED INTELLECTUAL PROPERTY; (B) ALL SUCH ASSIGNED INTELLECTUAL PROPERTY WILL BE TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS; AND (C) MOBILITY AND ITS AFFILIATES WILL BEAR THE ECONOMIC AND LEGAL RISKS THAT ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN IT OR THEM GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, PLEDGE, LIEN, CHARGE, CLAIM OR OTHER ENCUMBRANCE OF ANY NATURE WHATSOEVER.

ARTICLE 5

MISCELLANEOUS

5.1 Further Assurances.

(a) The parties hereto will each perform such acts, execute and deliver such information, instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement, including, without limitation, providing or executing any affidavits, providing any testimony, and/or rendering any other assistance, as is necessary or useful for Mobility to secure and perfect sole and exclusive ownership of, and obtain registrations in the name of solely Mobility, for the Assigned Intellectual Property and/or any part thereof. In furtherance of the foregoing, Motorola and Mobility will execute Patent Assignments substantially in the form of Addendum B to evidence, record and perfect the transfer of the Assigned Patents. Except as otherwise expressly provided in the Separation Agreement, Motorola will not be obligated to incur any out-of-pocket costs, expenses and fees in connection with its obligations under this Section 5.1, including, without limitation, any attorneys’ fees, recording, assignment or other similar fees.

(b) If and to the extent requested by Mobility, Motorola will cause, and hereby authorizes, the patent office, trademark office, copyright office, and similar or comparable agency, office, register, or registrar in any country or jurisdiction to record Mobility as the sole and exclusive owner of any application, copyright, patent and/or registration covering the Assigned Intellectual Property, and to issue any patent, copyright, registration, certificate, document or process in such country or jurisdiction, or issue process, presently pending or existing in the future, for any such application, copyright, patent and/or registration in the name and for the benefit of Mobility only.

(c) The parties acknowledge that, as part of the transfer of the Assigned Intellectual Property, Motorola may inadvertently retain Intellectual Property that should have been transferred to Mobility pursuant to Article 2 of this Agreement, and Mobility may inadvertently acquire Intellectual Property that should not have been transferred. Each party agrees to negotiate in good faith the transfer to the other of any such later identified Intellectual Property at the reasonable written request of the other party, which may include rescission of certain assignments and transfers made hereunder.

5.2 Export Control. Mobility hereby acknowledges that the Assigned Technology is subject to export controls under the laws and regulations of the United States, including the Export Administration Regulations, 15 C.F.R. Parts 730-774. In the purchase, resale and exploitation of any or all Assigned Technology, each member of the Mobility Group will comply strictly with all such United States export controls, and, without limiting the generality of this Section 5.2, no member of the Mobility Group will export, reexport, transfer or divert any of the Assigned Technology, and technical data pertaining to such Assigned Technology, or any direct product thereof to any destination, end-use or end-user that is prohibited or restricted under such United States export control laws and regulations, except as specifically authorized by the United States Department of Commerce.

5.3 Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and, and each of the addenda and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

5.4 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

5.5 Entire Agreement. This Agreement, together with the Separation Agreement, the Contribution Agreement (as defined below) and each of the addenda and schedules appended hereto and thereto, constitutes the final agreement by and among the parties with respect to the subject matter contained herein, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein. Without limiting the foregoing, in the event of any conflict between any provision in this Agreement and that certain Contribution, Assignment and Assumption Agreement dated July 31, 2010 by and among Motorola, SpinCo and Mobility (the “Contribution Agreement”), the provisions of this Agreement will control over the provisions in such Agreement. All prior and contemporaneous negotiations and agreements by and among the parties with respect to the matters contained herein are superseded by this Agreement. As of the Effective Date, this Agreement supersedes and replaces in its entirety the Intellectual Property Assignment Agreement executed by the parties dated as of July 31, 2010 (the “Prior IP Assignment Agreement”). The Prior IP Assignment Agreement is hereby rendered null and void.

5.6 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

5.7 Variation. No variation of this Agreement will be valid unless it is in writing and signed by authorized representatives of the parties. The expression “variation” will include any amendment, modification, variation, supplement, deletion or replacement however affected.

5.8 Expenses. Except as otherwise provided in this Agreement, any of the other Ancillary Agreements or any other agreement between the parties contemplated hereby, all costs, fees and expenses of either party in connection with the transactions contemplated by this Agreement will be paid by the party that incurs such costs and expenses.

IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Intellectual Property Assignment Agreement to be executed on its behalf by a duly authorized effective as of the date first set forth above.

“Motorola”		“Mobility”

MOTOROLA, INC., a Delaware corporation		MOTOROLA MOBILITY, INC., a Delaware corporation

By:	/s/ Gregory Q. Brown	By:	/s/ Sanjay K. Jha
Name:	Gregory Q. Brown	Name:	Sanjay K. Jha
Title:	Co-Chief Executive Officer	Title:	Chief Executive Officer and President

[Signature Page to Amended and Restated Intellectual Property Assignment Agreement]